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                                                                   EXHIBIT 10.25

                 [NATIONAL HEALTH INVESTORS, INC. LETTERHEAD]

April 3, 1997

Mr. Bill Sheriff, President
American Retirement Corporation
111 Westwood Place, Suite 402
Brentwood, TN 37027

                                                        Via Facsimile: 221-2269

Re:  Construction and Leaseback Financing for Independent Living,
     Assisted Living and Licensed Nursing Home Projects

Dear Bill:

National Health Investors, Inc. (NHI) is pleased to offer this Letter of Intent to provide both construction and leaseback financing for the above, subject to the following terms and conditions:

AMOUNT OF COMMITMENT:       Up to $100,000,000 to be applied toward the
                            construction and financing of the Projects with related closing costs to include $100,000
                            Owner's Development Fee per project. No proposed projects will be financed unless i) ARC is not in default on any financial obligation, and ii) proforma on proposed project indicates obtaining a
                            1.25 debt coverage ratio within 24 months of completion.

Usage: This development line will be i) valid for 36 months from date of definitive agreement, ii) must be drawn at least $30 million dollars per year with short fall reducing undrawn commitment, and
                            iii) must be a 50/50 mix of new projects and acquisitions measured annually on a cumulative basis.

RATE DURING CONSTRUCTION:   Prime

POINTS AND DISCOUNT:        Zero if ARC has at least $35,000,000 in
                            shareholders' equity and 50 Basis Points if not.

INITIAL LEASE TERM & RATE:  Ten to fifteen year initial term at Lessee's option, with rate to be set based upon Lessor's original cost times the Ten(10) to Fifteen(15) Year Treasury rate at time of Certificate of Occupancy plus 325 Basis Points if ARC has at least $35,000,000 in shareholders' equity, but if not, then applicable Treasury plus 350 Basis Points. The equity requirement will increase $1,000,000 per year, with rate adjustments (if any) to be made effective January 1 based upon the prior year audit.

RENEWAL LEASE TERM & RATE:  Each renewal term shall be for ten to fifteen years and the rate shall be set at the Ten to Fifteen Year Treasury plus 300 Basis Points (or 325 Basis points if, at that time, ARC does not have at least $45,000,000 in shareholders' equity) times the Fair Market Value, but not to exceed 125% of the prior term's ending rate. Fair Market Value is the lesser of the Project value established by a MAI appraisal or Lessor's original cost inflated by 50% of the CPI cumulative over the prior term, but in no event less than Lessor's original cost.

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ANNUAL LEASE ESCALATOR:  Greater of C.P.I. or 5% of revenue increase over first complete year of occupancy, with a maximum increase of 2.5% per year. Home care revenues are excluded from calculation.

LEASE TERM:              10 TO 15 years from Certificate of Occupancy with three
                         (3) 10 to 15-year renewal options at ARC's discretion.

LESSEE:                  ARC

GUARANTOR:               ARC

LESSOR:                  National Health Investors, Inc.

GENERAL TERMS:

a. Lease is net, net to Lessor. First six months lease payments are accrued and included in cost of Project then amortized over the remaining term of the initial lease term.

b.  There will be a 3-mile non-compete around each Project.

c. At Closing a six(6) months lease service reserve will be provided in a Letter of Credit. The lease service reserve will be reduced to three months once $25,000,000 has been funded and then no incremental requirement once $50,000,000 has been funded.

d. Lease shall commit on an ongoing basis to a capital improvement expenditure equal to $200 per unit per year, excluding i) the cost of capital improvements to HVAC, roof, and other structural items, and ii) expenditures on licensed healthcare beds.

e. Borrower is responsible for all costs incurred in closing each project transaction, excluding counsel fees of NHI.

f.  ARC has right of first refusal upon sale by Lessor.

g. NHI agrees to accept only a $100,000 prepayment fee for its existing $4,700,000 first mortgage loan to Remington Retirement Corporation if it is acquired by ARC using capital provided by NHI in accordance with the terms of this Agreement. For any future transactions between ARC and a health care provider financed by NHI, the parties will negotiate for similar discounts on prepayment fees.

h. Subject to satisfactory review (at the sole discretion of NHI) of all due diligence items, including site visits, physical plant approval to include any plans or specifications, proformaed financial performance with verification of all rates and occupancy, and all supportive documentation. There will be a separate due diligence for each project.

This Letter of Intent is valid through Friday, April 4, 1997. Upon acceptance the parties will then have sixty (60) days to enter into a definitive agreement and prototype documents. We look forward to working with you and should you have any questions, please do not hesitate to contact David H. Jones at (615) 890-9100.
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Sincerely yours,

NATIONAL HEALTH INVESTORS, INC.

/s/ Richard F. LaRoche, Jr.
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Richard F. LaRoche, Jr.
Vice President

Accepted this 7th day of April, 1997

By: /s/
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